As filed with the Securities and Exchange Commission on June 12, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

RELMADA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	45-5401931
(State or other Jurisdiction of	(I.R.S Employer
Incorporation or Organization)	Identification Number)

2222 Ponce de Leon Blvd., Floor 3 Coral Gables, FL	33134
(Address of Principal Executive Offices)	(Zip Code)

RELMADA THERAPEUTICS, INC. 2021 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Sergio Traversa
Chief Executive Officer
2222 Ponce de Leon Blvd., Floor 3

Coral Gables, FL

Phone: (212) 547-9591
(Name, Address and Telephone Number of Agent for Service)

Copy to:

Gregory Sichenzia, Esq.

Barrett DiPaolo, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas

New York, New York 10036

+1-212-930-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Relmada Therapeutics, Inc. (the “Company”), pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act of 1933, as amended, to register an additional 2,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issued or issuable pursuant to awards under the Company’s 2021 Equity Incentive Plan, as amended (the “Amended 2021 Plan).

An additional 7,900,000 shares of Common Stock issued or issuable under the 2021 Plan have been previously registered pursuant to the Company’s Registration Statement on Form S-8 (File No. 333-257723), filed with the Securities and Exchange on June 21, 2023, and the information contained therein is incorporated herein by reference. Upon the filing of this registration statement, the Company shall have 9,900,000 shares of the Company’s common stock registered for issuance under the Amended 2021 Plan.

This Registration Statement also includes a reoffer prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8), which covers reoffers and resales of “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8). This reoffer prospectus relates to offers and resales by directors and executive officers of shares of Common Stock and shares of Common Stock that are issuable upon the exercise of awards granted by the Company pursuant to the 2021 Plan. This reoffer prospectus may be used by the Selling Stockholders holders for reoffers and resales on a continuous or delayed basis in the future shares of Common Stock issued pursuant to the 2021 Plan.

The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Part I of Form S-8 will be sent or given to each recipient of a grant under the Amended 2021 Plan (the “Recipient”) in accordance with Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission” or the “SEC”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Relmada Therapeutics, Inc

2222 Ponce de Leon Blvd., Floor 3

Coral Gables, FL 33134

Telephone: 212-547-9591

Attn: Investor Relations

REOFFER PROSPECTUS

5,828,908 Shares

Common Stock

Issued or issuable under certain awards

granted under the Amended 2021 Plan

This reoffer prospectus relates to 5,828,908 shares of our common stock, $0.001 par value per share (the “Common Stock”) that may be reoffered or resold, from time to time, by certain stockholders identified herein in the section entitled “Selling Stockholders.” Such shares have been or may be acquired in connection with awards granted under the Relmada Therapeutics, Inc. (the “Company”) 2021 Equity Incentive Plan (as amended, the “2021 Plan”).

The Selling Stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer and sell their shares on the Nasdaq Global Select Market, or such other stock market or exchange on which our Common Stock may be listed or quoted, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution” starting on page 12 of this prospectus). We will receive no part of the proceeds from sales made under this reoffer prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

This reoffer prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by Selling Stockholders on a continuous or delayed basis to the public without restriction. We have not entered into any underwriting arrangements in connection with the sale of the shares covered by this reoffer prospectus.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 8 and the risk factors in our most recent Annual Report on Form 10-K, which are incorporated by reference herein, as well as in any other more recently filed annual, quarterly or current reports and, if any, in the relevant prospectus supplement. We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, describing the terms of these securities before investing.

Our Common Stock is quoted on the Nasdaq Global Select Market under the symbol “RLMD.” The last reported sale price of our Common Stock on the Nasdaq Global Select Market on June 10, 2025, was $0.82 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is June 12, 2025

i

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein may contain forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission (the “Commission” or the “SEC”). This prospectus should be read in conjunction with the consolidated financial statements as of and for the years ended December 31, 2024 and December 31, 2023, and related notes thereto, incorporated by reference into this prospectus. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement. You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-K, 10-Q and 8-K filed with the Commission after the date of this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Information with Respect to the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

All references to “we,” “us,” “our,” and the “Company” mean Relmada Therapeutics, Inc. and its subsidiary Relmada Therapeutics, Inc. (Delaware).

Business Overview

Relmada Therapeutics, Inc. (Relmada, the Company, we or us) (a Nevada corporation), is a publicly traded, clinical-stage biotechnology company. We substantially redesigned our development programs following a comprehensive strategic review occasioned by disappointing interim analysis results in December 2024 indicating that our then lead development candidate, esmethadone (d-methadone, dextromethadone, or REL-1017) for the adjunctive treatment of Major Depressive Disorder (MDD), was unlikely to succeed in its pivotal trial. We concluded in our review that the most promising path to create shareholder value was to lever our extensive drug development expertise and clinical operations capabilities by acquiring new development candidates, while pausing further work on REL-1017. Hence we accelerated ongoing efforts to augment our development pipeline while diversifying its risk, which culminated in the recently announced licensing of NDV-01, a novel delivery formulation of a chemotheraphy regimen widely used to treat non muscle-invasive bladder cancer (NMIBC) that is currently in Phase 2, and the acquisition of Sepranolone, a Phase 2b-ready neurosteroid with potential applications in Prader-Willi syndrome (PWS), Tourette Syndrome (TS), essential tremor and other diseases related to excessive GABAergic activity.

We also had been developing REL-P11, a modified-release formulation of psilocybin, as an investigational agent for the treatment of metabolic disease. The REL-P11 program has successfully completed a Phase 1 safety study. However, in light of an ongoing strategic review of this business opportunity, the changing regulatory landscape for the chronic use of psychedelics, its early stage of development and the acquisition of new, more advanced product candidates, effective May 12, 2025, this program has been terminated.

REL-1017 Program Updates

Since 2013, we had been developing esmethadone as our lead product candidate as an oral agent for the treatment of depression and other potential indications.  In December 2024, we reported that the pre-planned interim analysis, conducted by the Independent Data Monitoring Committee (DMC), of Reliance II, our Phase 3 study of esmethadone as a potential adjunctive treatment for MDD, indicated that the study was futile and unlikely to meet the primary efficacy endpoint with statistical significance, and that we would pause the Reliance II and Relight Phase 3 studies of esmethadone.

Following this 2024 REL-1017 setback, which we believe mostly likely resulted from an overwhelming placebo response—a trend that has become more common than exceptional in central nervous system (CNS) clinical trials—the program has been paused pending a comprehensive data review, after which we will make a decision regarding the future of this program.

Strategic Business Review and New Approach

Following a comprehensive evaluation of the Company’s business strategy and growth opportunities, management and the Board of Directors have implemented on an enhanced approach aimed at maximizing shareholder value.

This refined strategy remains focus on:

●	Innovation – Advancing novel and differentiated therapeutic solutions

●	Addressing Unmet Medical Needs – Targeting areas with significant gaps in treatment

●	Large Market Opportunities – Prioritizing programs with substantial commercial potential

●	Intellectual Property Protection – Strengthen and extending patent coverage to safeguard long-term value

Key Strategic Priorities

Under this updated approach, we will continue to emphasize:

●	Leveraging Development Expertise – Focusing on high-value therapeutic areas while rigorously assessing development risks, market viability, and success probabilities

●	Pipeline Diversification – Expanding and balancing our portfolio to mitigate risk and enhance growth potential

●	Prioritizing Mid- to Late-Stage Programs – Concentrating resources on assets with clear path to commercialization

●	Accelerating Market Entry – Streamline development timelines to bring therapies to patients faster

●	Pursuing Cost-Effective Development Paths – Optimizing resource allocation and strategic partnerships

●	Targeted Commercialization Strategy – Focusing on opportunities that require minimal sales and marketing infrastructure

This strategic framework positions the Company for long-term growth while maintaining execution and financial prudence.

Progress in Strategic Execution

We commenced a strategic review in December 2024 of our then existing development pipeline and the opportunities open to us given our core strengths in every aspect of drug development, with particular expertise in CNS. That process recently resulted in a series of transactions that have considerably expanded and strengthened Relmada’s potential to create shareholder value. Since January 1, 2025, we have successfully closed two important transactions, NDV-01 in-licensing and Sepranolone acquisition, which align with our new strategy.

On February 6, 2025, Relmada announced the acquisition from Asarina Pharma AB (Asarina) of Sepranolone, a Phase 2b ready neurosteroid being developed for the potential treatment of PWS, TS, essential tremor and other diseases related to the excessive GABAergic activity.

On March 25, 2025, Relmada announced the in-license agreement from Trigone Pharma Ltd. (Trigone) of NDV-01, a novel delivery formulation of a widely used chemotherapeutic regimen used to treat NMIBC.

Key Upcoming Anticipated Milestones

We expect multiple key milestones over the next 12 months. These include:

●	NDV-01 Six-month data from ongoing Phase 2 NMBIC Study – Mid 2025

●	NDV-01 Nine-month data from ongoing Phase 2 NMBIC Study – 3rd Quarter 2025

●	NDV-01 Twelve-month data from ongoing Phase 2 NMBIC Study – Year end 2025

●	NDV-01 United States Investigative New Drug clearance – 1st Half 2026

●	Sepranolone - Initiation of clinical trial in PWS – 1st Half 2026

Our Development Programs

Sepranolone Program

The GABAergic system is the primary inhibitory neurotransmitter pathway. It consists of two types of receptors, GABAA and GABAB. GABAA receptors are a major target for neuropsychiatric drugs, including benzodiazepines, barbiturates and anesthetic agents. The GABAergic system regulates a host of physiological and neurological functions and their related moods and behaviors. The principal positive physiologic modulators of the GABAergic system are the neurotransmitter GABA (γ-aminobutyric acid) and the positive allosteric modulator Allopregnanolone. GABA generally inhibits nervous system excitability and thereby produces a calming effect that reduces anxiety and compulsive behavior, among other manifestations. While Allopregnanolone typically enhances GABA’s calming effects, in some individuals it paradoxically exacerbates anxiety and compulsive behavior.

Sepranolone is a synthetic version of Isoallopregnanolone, a naturally occurring neurosteroid that counteracts the effects of Allopregnanolone. Sepranolone is designed to normalize GABAA receptor activity by targeting two specific receptor subtypes (alpha-2 and alpha-4) without directly interfering with GABA signaling, making it a novel and selective treatment approach for diseases such as PWS and TS and other disorders that feature compulsive behavior.

Data from an open-label Phase 2a randomized study demonstrated that Sepranolone has the potential to improve TS symptoms versus standard of care alone, as measured by changes in the YGTSS scoring system (the world-standard Yale Global Tic Severity Scale) compared to baseline. In the 12-week, dual-center, parallel-group study, 26 subjects were treated with Sepranolone (10 mg, administered by subcutaneous injection twice weekly in addition to standard of care (SOC) versus standard of care alone.

The Phase 2a results showed competitive tic reduction and improved quality of life while displaying no CNS off-target effects. Sepranolone not only reduced tic severity in its primary clinical endpoint as measured by YGTSS by 28% (p=0.051) – but also achieved positive results in four key secondary endpoints compared with standard of care:

●	69% greater increase of Quality of Life (using the Gilles de la Tourette Syndrome Quality of Life total score (GTS-QOL)

●	50% greater reduction in impairment (YGTSS)

●	44% greater reduction of the premonitory urge to tic (PUTS – the Premonitory Urge to Tic scale)

Importantly, no off-target CNS effects or systemic side effects were observed in this study. Further, Sepranolone has been evaluated in multiple clinical neuro/hormonal studies involving over 335 participants and has demonstrated a favorable safety profile.

Relmada is currently evaluating the nonclinical and clinical strategy for the development of Sepranolone.

NDV-01 Program

The second program we recently in-licensed, NDV-01, is a novel intravesicular delivery technology designed for the long-acting, controlled release of gemcitabine and docetaxel. This combination therapy has gained significant interest as an alternative to Bacillus Calmette-Guérin (BCG) for treating NMIBC, especially given the global BCG shortage since 2019. Clinical studies have shown that gemcitabine and docetaxel achieve response rates and Recurrence-Free Survival comparable to or better than BCG. However, conventional administration is cumbersome, requiring sequential drug delivery over three to four hours, with limited tumor exposure time.

NDV-01 potentially addresses these limitations by enabling a single administration in less than 10 minutes, delivering sustained, localized chemotherapy for up to 10 days. This extended exposure enhances the therapeutic effect while improving patient convenience.

NDV-01 is formulated as a controlled-release intravesical therapy containing gemcitabine and docetaxel. By maintaining continuous drug exposure within the bladder, NDV-01 may optimize local efficacy while minimizing systemic absorption and associated side effects. Unlike conventional intravesical instillations, which result in fluctuating drug levels, NDV-01 provides a continuous release of both agents over 10 days. This sustained delivery may improve cancer cell eradication and reduce recurrence risk while lowering the frequency of administration.

NDV-01 is currently in a Phase 2 clinical trial evaluating its safety and efficacy in patients with aggressive NMIBC. The Phase 2 study is a single-arm, single-center study evaluating the safety and efficacy of NDV-01 in patients with High Grade-NMIBC. Patients are treated with NDV-01 in a biweekly induction phase, follow by monthly maintenance for up to one year, with regular assessments via cystoscopy, cytology, and biopsy, as indicated. The primary efficacy endpoints are safety and complete response rate (Complete Response Rate at 12 months), and secondary efficacy endpoints are duration of response (DOR) and event free survival (EFS).

On April 28, 2025, the Company announced positive initial data from the Phase 2 study. As of the latest cut-off, a total of 26 patients had been enrolled: 20 patients had reached the 3-month assessment with 7 reaching the 6-month assessment.

Highlights of the initial Phase 2 data:

3-month Assessment:

●	85% Overall Response Rate (ORR)

●	83.3% High-Grade Recurrence-Free Survival (HGRFS) in papillary disease

●	100% Complete Response in CIS patients

At any time point:

●	90% ORR

●	88.8% HGRFS in papillary disease

●	100% Complete Response in CIS patients

Disease status at 6-month Assessment:

●	100% of evaluable patients achieved disease free status.

Safety:

●	No treatment related adverse events greater than Grade 1.

●	The most common treatment emergent adverse events (TEAEs) were urinary urgency, flank pain, and dysuria, all of which were mild and transient, resolving in 24-28 hours.

●	No patients discontinued treatment due to adverse events.

Esmethadone (d-Methadone, dextromethadone, REL-1017) as a treatment for MDD

Esmethadone’s mechanism of action, as a low affinity, non-competitive NMDA channel blocker or antagonist, is fundamentally differentiated from most currently FDA-approved antidepressants, as well as all atypical antipsychotics used adjunctively with standard, FDA-approved antidepressants. Working through the same brain mechanisms as ketamine and esketamine but potentially lacking their adverse side effects, esmethadone is being developed as a rapidly acting, oral agent for the treatment of depression and potentially other CNS conditions.

Relmada has paused this program pending a comprehensive data review, after which a decision regarding the future of this program will be made.

Esmethadone (d-methadone, dextromethadone, REL-1017) in other indications

While our strategy was to focus on the development of esmethadone as an adjunctive treatment for MDD, we are also evaluating other indications that Relmada may explore in the future, including restless leg syndrome and other glutamatergic system activation related diseases.

Psilocybin Program

Relmada acquired the development and commercial rights to a novel psilocybin and derivative program from Arbormentis LLC in July of 2021. The original focus of the program was limited to neurodegenerative diseases. Psilocybin has neuroplastogen™ effects that have the potential to ameliorate the consequences of multiple neurodegenerative conditions. The pleiotropic metabolic effects of low-dose psilocybin were discovered while studying its neuroplastogen™ potential in a rodent model deficient in neurogenesis – obese rodents maintained on a high fructose, high fat diet (HFHFD). Specifically, in a rodent model of metabolic dysfunction-associated steatotic liver disease (MASLD), beneficial effects of psilocybin were observed on multiple metabolic parameters, including reduced hepatic steatosis, reduced body weight gain, and fasting blood glucose levels.

Effective May 12, 2025, Relmada has terminated this program in light of an ongoing strategic review of this business opportunity, the changing regulatory landscape for psychedelics, its early stage of development and the acquisition of new, more advanced product candidates.

Our Corporate History and Background

We are a clinical-stage, publicly traded biotechnology company developing NCEs and novel versions of drug products that potentially address areas of high unmet medical need in the treatment of cancer, neurological disorders, depression and other diseases.

Currently, none of our product candidates has been approved for sale in the United States or elsewhere. We have no commercial products nor do we have a sales or marketing infrastructure. In order to market and sell our products we must conduct clinical trials on patients and obtain regulatory approvals from appropriate regulatory agencies, like the FDA in the United States, and similar organizations elsewhere in the world.

We have not generated revenues and do not anticipate generating revenues for the foreseeable future. We had a net loss of approximately $17,559,500 for the three months ended March 31, 2025. At March 31, 2025, we had an accumulated deficit of approximately $658,441,500.

Business Strategy

Our strategy is to leverage our considerable industry experience, understanding of pharmaceutical markets and development expertise to identify, develop and commercialize product candidates with significant market potential that can fulfill unmet medical needs. We have assembled a management team along with both scientific advisors, and business advisors with significant industry and regulatory experience to lead and execute the development and commercialization of our product candidates.

Intellectual Property Portfolio and Market Exclusivity

We have more than 40 issued patents and pending patent applications related to Sepranolone for multiple uses, including diseases and disorders exhibiting compulsive behaviors such as PWS, TS, obsessive-compulsive disorder, and gambling disorder, potentially providing coverage beyond 2030.

We have more than 10 issued patents and pending patent applications related to NDV-01 for multiple uses, including formulations and methods for controlled release of therapeutics for treatment of diseases such as bladder cancer, potentially providing coverage beyond 2038.

We have more than 50 issued patents and pending patent applications related to REL-1017 for multiple uses, including psychological and neurological conditions, potentially providing coverage beyond 2033. We have also secured an Orphan Drug Designation from the FDA for d-methadone for “the treatment of postherpetic neuralgia” (postherpetic neuralgia is lasting pain in areas of skin affected by previous outbreaks of shingles, caused by the varicella zoster, or herpes zoster, virus) which, upon potential NDA approval, carries 7-year FDA Orphan Drug marketing exclusivity. In the European Union, some of our prospective products may be eligible up to 10 years of market exclusivity, which includes 8 years data exclusivity and 2 years market exclusivity. In addition to any granted patents, REL-1017 will be eligible for market exclusivity to run concurrently with the term of the patent for 5 years in the U.S. (Hatch Waxman Act) and may be eligible for an additional 6 months of pediatric exclusivity and up to 10 years of exclusivity in the European Union. We believe an extensive intellectual property estate of US and foreign patents and applications, once approved, will protect our technology and products.

Key Strengths

We believe that the key elements for our market success include:

●	Compelling lead product opportunities in NDV-01 and Sepranolone.

●	Experienced management team with considerable drug development expertise;

●	Multiple potential bladder cancer related indications for NDV-01.

●	Extensive safety database for Sepranolone as well as promising signal of efficacy in Tourette Syndrome

●	Substantial and growing IP portfolio for both Sepranolone and NDV-01

●	Scientific support of leading experts: Our scientific advisors include clinicians and scientists who are affiliated with a number of highly regarded medical institutions.

Available Information

Reports we file with the Securities and Exchange Commission (SEC) pursuant to the Exchange Act of 1934, as amended (the Exchange Act), including annual and quarterly reports, and other reports we file, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549.

Corporate Information

Our principal executive offices are located at 2222 Ponce de Leon Blvd., Floor 3, Coral Gables, Florida 33134 and our telephone number is (786) 629-1376. Our website address is www.relmada.com. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated in, this Annual Report.

Available Information

Reports we file with the Securities and Exchange Commission (SEC) pursuant to the Exchange Act of 1934, as amended (the Exchange Act), including annual and quarterly reports, and other reports we file, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549.

About This Offering

This prospectus relates to the public offering, which is not being underwritten, by the Selling Stockholders listed in this prospectus, of up to 5,828,908 shares of our Common Stock. Of the shares being offered, 5,828,908 of which are currently issued and outstanding. The shares offered by this prospectus may be sold by the Selling Stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by them.

Stock Listing

Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “RLMD.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”

USE OF PROCEEDS

The shares which may be sold under this reoffer prospectus will be sold for the respective accounts of each of the Selling Stockholders listed herein (which includes our executive officers and directors). Accordingly, we will not realize any proceeds from the sale of the shares of our Common Stock. We will receive proceeds from the exercise of the options; however, no assurance can be given as to when or if any or all of the options will be exercised. If any options are exercised, the proceeds derived therefrom will be used for working capital and general corporate purposes. All expenses of the registration of the shares will be paid by us. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

This reoffer prospectus relates to shares of Common Stock that are being registered for reoffer and resale by Selling Stockholders who have received or acquired, or may hereafter receive or acquire, the shares pursuant to the Plans. The Selling Stockholders may resell all, a portion, or none of the shares of Common Stock from time to time.

The following table sets forth (a) the name of each Selling Stockholder; (b) the number of shares of Common Stock beneficially owned by each Selling Stockholder as of June 10, 2025; (c) the maximum number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this reoffer prospectus, whether or not the Selling Stockholder has any present intention to do so and whether or not such shares have previously been issued to the Selling Stockholders or may be issued in the future if at all; and (d) the number of shares of Common Stock and the percentage of the Company’s outstanding Common Stock that would be beneficially owned by each Selling Stockholder assuming the sale of all of that Selling Stockholder’s shares offered hereby. The percentage of our outstanding Common Stock to be owned by each Selling Stockholder assuming the sale of all of that Selling Stockholder’s shares offered hereby is based on 33,191,622 shares of Common Stock issued and outstanding as of June 10, 2025. All information with respect to beneficial ownership has been furnished by the Selling Stockholders.

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Options to purchase and rights to receive shares of Common Stock that are currently exercisable or vested, or which are exercisable or vest within 60 days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of any other person. Shares of restricted stock, whether vested or unvested, are deemed to be outstanding and to be beneficially owned by the person holding such restricted stock for the purpose of computing the percentage ownership of such person and are treated as outstanding for the purpose of computing the percentage ownership of each other person.

Information concerning the identities of the Selling Stockholders, the number of shares that may be sold by each Selling Stockholder and information about the shares beneficially owned by the Selling Stockholders may from time to time be updated in supplements to this reoffer prospectus, which will be filed with the SEC in accordance with Rule 424(b) of the Securities Act if and when necessary. The names of persons selling shares under this reoffer prospectus and the amount of such shares are set forth below to the extent we presently have such information. However, other affiliate Selling Stockholders may elect to sell shares pursuant to this reoffer prospectus as they receive them from time to time.

The address of each Selling Stockholder is c/o Relmada Therapeutics, Inc., 2222 Ponce de Leon Blvd., Floor 3, Coral Gables, Florida 33134.

	Number of Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being	Number of Shares Beneficially Owned After Offering (1)
Selling Stockholder	Number	Percent (%)	Offered	Number	Percent (%)
Sergio Traversa	3,652,666	10.1%	2,178,604	734,024	2.2%
Maged Shenouda	1,809,509	5.2	1.117.379	288,335	*
Charles Ence	1,396,533	4.1	1,122,687	267,931	*
		2.0
Charles Casamento	661,371	2.0	331,522	-	*
Paul Kelly	1,295,113	3.8	515,672	412,295	1.2

John Glasspool	536,820	1.6	331,522	-	*
Fabiana Fedeli	124,320	*	231,522	-	*
Totals	9,476,332	23.03%	5,828,908	1,702,585	5.1%

*	less than 1%

(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the rules and regulations promulgated under the Exchange Act, and accordingly, may include securities owned by and for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which such person has the right to acquire within 60 days of June 10, 2025 pursuant to the exercise of options, or otherwise. Beneficial ownership may be disclaimed as to certain of the securities.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this reoffer prospectus are being registered by the Company for the account of the Selling Stockholders.

The shares of Common Stock offered may be sold from time to time directly by or on behalf of each Selling Stockholder in one or more transactions on the Nasdaq Global Select Market or any other stock exchange on which the Common Stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

The Selling Stockholders may use any one or more of the following methods when disposing of Common Stock or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this reoffer prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such Common Stock at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock, from time to time, under this reoffer prospectus, or under an amendment to this reoffer prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this reoffer prospectus. The Selling Stockholders also may transfer the Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this reoffer prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Common Stock offered by this reoffer prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this reoffer prospectus (as supplemented or amended to reflect such transaction).

In connection with their sales, a Selling Stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We are bearing all costs relating to the registration of the shares of Common Stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the shares will be borne by the Selling Stockholders or other party selling such shares. Sales of the shares must be made by the Selling Stockholders in compliance with all applicable state and federal securities laws and regulations, including the Securities Act.

In addition to any shares sold hereunder, Selling Stockholders may sell shares of Common Stock in compliance with Rule 144. There is no assurance that the Selling Stockholders will sell all or a portion of the Common Stock offered hereby.

The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

We have notified the Selling Stockholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

LEGAL MATTERS

Certain legal matters relating to the validity of the issuance of Common Stock in this offering are being passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The financial statements incorporated by reference into this prospectus have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, related to the consolidated financial statements for the two years ended December 31, 2024 and 2023, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information that we have filed with the Commission under the informational requirements of the Exchange Act, which means that we disclose important information to you by referring to another document filed separately with the Company. The information contained in the documents we are incorporating by reference is considered to be a part of this reoffer prospectus, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference in this reoffer prospectus.

The following documents filed with the SEC are incorporated by reference in this reoffer prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 27, 2025;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the Commission on May 12, 2025;

●	Our Current Reports on Form 8-K filed with the Commission on January 6, 2025, April 19, 2023, February 6, 2025, March 26, 2025, March 27, 2025, April 28, 2025, May 12, 2025 and May 27, 2025;

●	Our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 11, 2025; and

●	The description of certain capital stock contained in our Registration Statement on Form 8-A filed on October 8, 2019, as it may further be amended from time to time.

All documents filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this reoffer prospectus and prior to the termination of the offering relating to this reoffer prospectus (other than such portions and exhibits of the respective filings that were furnished pursuant to Items 2.02 or 7.01 of Current Reports on Form 8-K and not deemed filed under the Exchange Act) will be deemed to be incorporated by reference into this reoffer prospectus and to be a part of this reoffer prospectus from the date of filing of those documents. Any statement incorporated or deemed to be incorporated by reference into this reoffer prospectus will be deemed to be modified, replaced or superseded for purposes of this reoffer prospectus to the extent that a statement contained in this Reoffer Prospectus or in any other subsequently filed document, that also is or is deemed to be incorporated by reference into this reoffer prospectus modifies, replaces or supersedes that statement. Any statement so modified, replaced or superseded will be deemed, except as so modified, replaced or superseded, to constitute a part of this reoffer prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This reoffer prospectus refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this reoffer prospectus is delivered upon oral or written request, without charge. Requests for such documents should be directed to Investor Relations, Relmada Therapeutics, Inc., 2222 Ponce de Leon Blvd, Floor 3, Coral Gables, Florida 33134. Please note that additional information can be obtained from our website at www.relmada.com.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office 100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call (202) 551-8090 for further information on the operations of the public reference facilities.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

The following documents filed with the SEC are incorporated by reference in this reoffer prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 27, 2025;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the Commission on May 12, 2025;

●	Our Current Reports on Form 8-K filed with the Commission on January 6, 2025, April 19, 2023, February 6, 2025, March 26, 2025, March 27, 2025, April 28, 2025, May 12, 2025 and May 27, 2025;

●	Our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 11, 2025; and

●	The description of certain capital stock contained in our Registration Statement on Form 8-A filed on October 8, 2019, as it may further be amended from time to time.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of the post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of these filings, at no cost, by writing or telephoning the Registrant at:

880 Third Avenue

2222 Ponce de Leon Blvd., Floor 3

Coral Gables, FL 33134

Telephone: 212-547-9591

Attn: Investor Relations

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s Articles of Incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our Articles of Incorporation provide that no director or officer shall be personally liable to the corporation or any of its stockholders for damages for any breach of fiduciary duty as a director or officer except for liability of a director or officer for (i) acts or omissions involving intentional misconduct, fraud, or a knowing violation of law or (ii) payment of dividends in violation of Section 78-300 of the NRS.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company if so provided in the corporations articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 12th day of June, 2025

Relmada Therapeutics, Inc.

By:	/s/ Sergio Traversa
Sergio Traversa
Chief Executive Officer and (Duly Authorized Officer and Principal Executive Officer)

By:	/s/ Maged Shenouda
Maged Shenouda
Chief Financial Officer
(Duly Authorized Officer and Principal Financial Officer)

POWER OF ATTORNEY

Each of the undersigned directors and officers of Relmada Therapeutics, Inc., a Nevada corporation, do hereby constitute and appoint Sergio Traversa the undersigned’s true and lawful attorney and agent, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Charles Ence	Chief Accounting and Compliance Officer	June 12, 2025
Charles Ence	(Principal Accounting Officer)

/s/ Charles J. Casamento	Director, Chairman of the Board	June 12, 2025
Charles Casamento

/s/ Paul Kelly	Director and Chief Operating Officer	June 12, 2025
Paul Kelly

/s/ John Glasspool	Director	June 12, 2025
John Glasspool

/s/ Fabiana Fedeli	Director	June 12, 2025
Fabiana Fedeli

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1 filed with the SEC on November 13, 2012).
3.2	Certificate of Designation dated May 13, 2014 (incorporated by reference to Exhibit 4.1 to Report on Form 8-K filed with the SEC on May 19, 2014).
3.3	Nevada Certificate of Amendment to Articles of Incorporation, effective May 30, 2014 (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC on June 2, 2014).
3.4	Nevada Certificate of Amendment to Articles of Incorporation, effective July 8, 2014 (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC on July 14, 2014).
3.5	Nevada Certificate of Amendment to Articles of Incorporation, effective February 12, 2015 (incorporated by reference to Exhibit 3.1 to Form 10-Q filed with the SEC on February 13, 2015).
3.6	Nevada Certificate of Change Pursuant to NRS 78,209, effective August 11, 2015 (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC on August 10, 2015).
3.7	Second Amended and Restated Bylaws of Relmada Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 of Relmada’s Form 8-K filed with the SEC on November 25, 2015).
3.8	Certificate of Amendment to Articles of Incorporation, dated April 12, 2019 (incorporated by reference to Exhibit 3.1 to Form 10-Q filed on May 14, 2019).
3.9	Nevada Certificate of Change Pursuant to NRS 78.209, effective September 26, 2019 (incorporated by reference to Exhibit 3.1 of Relmada’s Form 8-K filed with the SEC on September 27, 2019).
3.10	Certificate of Amendment to Articles of Incorporation, dated September 22, 2022 (incorporated by reference to Exhibit 3.1 to Form 8-K filed on September 22, 2022).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Form S-8 filed on October 2, 2015).
5.1	Opinion of Sichenzia Ross Ference Carmel LLP*
23.1	Consent of Marcum LLP*
23.2	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)*
99.1	Relmada Therapeutics, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on May 20, 2021).
99.2	Relmada Therapeutics, Inc. 2021 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on May 25, 2023).
99.3*	Relmada Therapeutics, Inc. 2021 Equity Incentive Plan, as amended
107*	Filing Fee Table

*	Filed herewith